Exhibit 99.1

MDRNA, Inc. Announces Third Quarter 2009 Financial Results

Highlights Third Quarter and Recent Corporate Accomplishments

Bothell, Wash., Nov 12, 2009 - MDRNA, Inc. (Nasdaq: MRNA) today reported financial results for the three- and nine-month periods ended September 30, 2009. Net loss for the third quarter of 2009 was approximately $7.0 million or $0.17 per share, compared to a net loss of approximately $16.1 million or $0.52 per share for the same period of 2008. The net loss for the nine months ended September 30, 2009 was approximately $7.3 million or $0.20 per share, compared to approximately $46.9 million or $1.62 per share for the prior year same nine-month period.

“During the third quarter, we made significant progress in our research and pre-clinical efforts as we continued to advance our oncology programs,” said J. Michael French, President and Chief Executive Officer of MDRNA. “In particular, we are encouraged by the recently reported in vivo data on our proprietary compound MRNA-046 which demonstrated sustained reduction in survivin mRNA and inhibition of tumor growth in rodent models of both liver and bladder cancer. In addition, we are reporting, here and on our conference call, that we have observed significant knockdown of a primate liver gene following a single systemic dose of 0.3 mg/kg. We look forward to continuing our rapid progress in both the oncology and non-human primate programs and leveraging our proprietary RNAi discovery engine to create value through both new and expanded research collaborations.”

FINANCIAL RESULTS

Revenue

Revenue for the three months ended September 30, 2009 was $0.1 million, compared to $0.4 million for the three months ended September 30, 2008. Revenue for the nine months ended September 30, 2009 was $14.5 million, compared to $2.4 million for the nine months ended September 30, 2008. Revenue in 2009 primarily included licensing fees of $7.5 million from Novartis, licensing fees of $5.0 million from Roche, and a milestone payment of $1.0 million from Amylin Pharmaceuticals, Inc. related to the amendment to our 2006 License Agreement. Revenue in 2008 was generated from license and research fees, Nascobal® product sales and government grants.

Expenses

Research and development (“R&D”) expenses for the current quarter decreased 56%, from $7.6 million to $3.3 million, compared to the prior year third quarter, and decreased 56%, from $27.0 million to $11.8 million in the nine months ended September 30, 2009, compared to the same period last year. The decrease in our R&D expenses in 2009 compared to 2008 is primarily related to the cessation of activities associated with our intranasal drug delivery business and a focus on RNAi drug discovery. Additionally, headcount, facilities and stock compensation costs were lower in 2009 compared to 2008.

Selling, general and administrative (“SG&A”) expenses for the current quarter were $3.5 million which represents an increase of $1.0 million, or 39%, compared to the prior year third quarter. The increase in SG&A was primarily due to an increase in non-cash stock-based compensation related to the accelerated vesting of stock options for a departing senior executive. Year-to-date SG&A expenses decreased $3.3 million or 30% for the nine months ended September 30, 2009 compared to the same prior year period. The lower expenses in 2009 over 2008 are due to headcount reductions and operating efficiency efforts in the administrative areas.

Restructuring Charges

We recorded a net restructuring charge in the third quarter of $0.1 million, and $0.4 million in the nine months ended September 30, 2009, comprised of additional charges related to a facility we exited in 2008. Total restructuring charges of $8.1 million for the 2008 nine-month period were primarily comprised of employee severance and related costs of approximately $4.0 million and $3.8 million in costs related to closing a facility and impairment of equipment.

Other Income/(Expense)

We recorded a net gain on settlement of liabilities during the nine-month period ended September 30, 2009 of $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE capital, severance compensation and other accounts payable. We also recorded expenses of $0.2 million and $2.1 million in the three- and nine-month periods ending September 30, 2009 related to the re-measurement of price-adjustable warrants required to be classified as liabilities beginning January 1, 2009. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price, and variables in our Black-Scholes-Merton valuation model.

Balance Sheet

As of September 30, 2009 we had cash and cash equivalents of $4.6 million compared to $3.3 million as of December 31, 2008. We are currently pursuing multiple near term business and financing opportunities that, if successful, will strengthen our cash position.

THIRD QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced RNAi Oncology Programs:

•

Reported positive in vivo data demonstrating effective and sustained knockdown of survivin mRNA, an historically undruggable oncology target, with MRNA-046 (a survivin-specific UsiRNA formulated in our proprietary DiLA[2] liposomal delivery technology) via systemic delivery in a rodent liver cancer model and via local delivery in a rodent bladder cancer model

•

Reported positive in vivo data demonstrating that MRNA-046 resulted in 65% and 90% decreases in tumor burden in rodent models of liver cancer and bladder cancer, respectively, compared to negative controls. In the case of the liver cancer study the tumor burden reduction was similar to Avastin® (bevacizumab)-treated mice which served as the positive control

Advanced Non-Human Primate Program:

•	Initiated a program in non-human primates to evaluate safety and efficacy of our UsiRNA construct and lead formulations

•	Developed and validated several in-house in vitro and in vivo surrogate assays to model efficacy, safety and toxicology in non-human primates

•	Observed significant knockdown of a primate liver gene following a single systemic dose of 0.3 mg/kg which is a therapeutically relevant dose

Advanced RNAi Drug Discovery Platform:

•	Reported positive in vivo data demonstrating that our proprietary UsiRNA constructs silence mRNA (and thus down-regulate protein) via an RNAi-mediated process

•

Reported positive in vitro data demonstrating that UsiRNAs can increase strand-specific activity of the guide strand and decrease strand-specific activity of the passenger strand, thus minimizing off-target activity associates with common siRNA

•	Reported positive in vitro data demonstrating that UsiRNAs have decreased cytokine induction including toll-like receptor activity compared to other siRNA constructs used in the field

•	Announced our first RNAi-related patent allowance covering an siRNA with therapeutic potential in oncology and other indications

•

Presented the above accomplishments at multiple conferences and meetings including IBC Drug Discovery & Development Week, Oligonucleotide Therapeutics: From Concept to Implementation, The International Society for Biological Therapy of Cancer and Discovery on Target’s 3rd Annual RNAi: For Developing Targeted Therapeutics

Strengthened Management Team and Board of Directors:

•	Appointed Peter S. Garcia, MBA, as our Chief Financial Officer

•	Appointed June D. Ameen, RN, MBA, as our Vice President of Corporate Development

•	Appointed James M. Karis to our Board of Directors

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter ended September 30, 2009. The call is scheduled for Thursday, November 12, 2009, at 4:30 pm Eastern Time (1:30 pm Pacific Time). To participate in the live conference call, U.S. residents should dial 866-543-6405 and international callers should dial 617-213-8897. The participant passcode for the live conference call is 97970805. To access the 24-hour telephone replay, available approximately two hours after the live event, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant passcode for the replay is 36119088.

Alternatively, to access the live audio webcast for this conference call via the Internet, please go to MDRNA’s website at http://www.mdrnainc.com under Investors Event Calendar or click on the following link: http://phx.corporate-ir.net/phoenix.zhtml?c=83674&p=irol-calendar approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in oncology. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

MDRNA, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@mdrnainc.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009
	(Unaudited)
Revenue
License and other revenue	$100	$61	$1,213	$14,435
Product revenue	243	—	972	70
Government grants	62	3	237	19

Total revenue	405	64	2,422	14,524

Operating expenses:
Cost of product revenue	77	—	2,906	—
Research and development	7,603	3,319	27,022	11,775
Selling, general and administrative	2,502	3,478	11,129	7,836
Restructuring	6,167	118	8,084	429

Total operating expenses	16,349	6,915	49,141	20,040

Loss from operations	(15,944)	(6,851)	(46,719)	(5,516)
Other income (expense):
Interest income	69	1	497	4
Interest expense	(195)	—	(697)	(311)
Net gain on settlement of liabilities	—	—	—	654
Change in fair value of price adjustable warrants	—	(160)	—	(2,092)

Net loss	$(16,070)	$(7,010)	$(46,919)	$(7,261)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.52)	$(0.17)	$(1.62)	$(0.20)

Shares used in computing net loss per share – basic and diluted	31,003	40,710	28,986	36,336

Selected Balance Sheet Data (In Thousands)	December 31, 2008	September 30, 2009
		(Unaudited)
Cash and Cash Equivalents (includes restricted cash of $2,268 and $1,157, respectively)	$3,352	$4,588
Accounts Receivable, net	32	49
Property and Equipment, Inventories and Other Assets	9,753	5,339

Total assets	13,137	9,976

Fair Value of Liability for Price Adjustable Warrants	—	10,980
Other Liabilities	16,396	5,633

Total Liabilities	16,396	16,613

Accumulated deficit	(254,085)	(262,232)